Exhibit 16.1


October 23, 2001




U.S. Securities and Exchange Commission
450 South Fifth Street N.W.
Washington, D.C. 20549

         RE: VICOM, INCORPORATED

Commissioners:

We have read the statements made by Vicom, Incorporated (copy attached), which we understand will be filed with the commission, pursuant to Form 8-K, as part of the Company's Form 8-K report dated October 22, 2001. We believe it should be supplemented and, in part, amended as follows:

In item (a)(iv) for the Company's year ended December 31, 2000 and 1999, Lurie Besikof Lapidus & Company, LLP advised both the audit committee of the Board of Directors and the Board of Directors in our letters dated February 15, 2001 and February 23, 2000, that there existed deficiencies in the design or operation of the Company's internal controls that, in our judgment, could affect the Company's ability to record, process, summarize, and report financial data consistent with assertions of management in the financial statements.

Very truly yours,



/s/ Lurie Besikof Lapidus & Company, LLP